Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

AMBERWAVE SYSTEMS CORPORATION,

as Parent,

AONEX ACQUISITION CORPORATION,

as Merger Sub,

AONEX TECHNOLOGIES, INC.

as the Company

and

THE STOCKHOLDERS WHO EXECUTE THE SIGNATURE PAGES HERETO,

as the Stockholders

May 5, 2008

TABLE OF CONTENTS

1.	The Merger.		1
	1.1	The Merger.	1
	1.2	Effective Time.	1
	1.3	Effects of the Merger.	2
	1.4	Articles of Incorporation and By-Laws of the Surviving Corporation.	2
	1.5	Directors and Officers.	2
	1.6	Merger Consideration; Effects on Capital Stock of the Company and Merger Sub.	2
	1.7	Dissenting Shares.	5
	1.8	Approval of the Stockholders.	5
	1.9	Closing.	5
	1.10	Conditions to Closing; Deliveries at Closing.	6
	1.11	Transfer Taxes.	7
	1.12	Earnout Payment Provisions.	7

2.	Representations and Warranties of the Company.		8
	2.1	Existence; Good Standing; Authority.	8
	2.2	Capitalization.	9
	2.3	Subsidiaries.	9
	2.4	No Conflict.	9
	2.5	Financial Statements.	10
	2.6	Absence of Certain Changes.	10
	2.7	Litigation.	12
	2.8	Taxes.	12
	2.9	Employee Benefit Plans.	14
	2.10	Real and Personal Property.	14
	2.11	Labor and Employment Matters.	15
	2.12	Contracts and Commitments.	15
	2.13	Intellectual Property Matters.	16
	2.14	Environmental Matters.	17
	2.15	Insurance Coverage.	18
	2.16	Brokers.	18
	2.17	Compliance with Laws.	18
	2.18	Transferability of Assets.	18
	2.19	Absence of Undisclosed Liabilities.	18
	2.20	Affiliate Transactions.	19
	2.21	Illegal Payments.	19

3.	Representations and Warranties of Parent and Merger Sub.		19
	3.1	Existence; Good Standing; Authority.	19
	3.2	No Conflict.	19
	3.3	Consents and Approvals.	20
	3.4	Litigation.	20
	3.5	Brokers.	20

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4.	Certain Covenants of Parent, the Company and the Stockholders.		20
	4.1	Further Action.	20
	4.2	Press Releases.	20
	4.3	Responsibility for Filing Tax Returns.	20
	4.4	Cooperation on Tax Matters; Tax Claims.	21
	4.5	Company Derivative Securities.	22

5.	Survival of Representations and Warranties; Indemnification.		22
	5.1	Survival; Risk Allocation.	22
	5.2	Indemnification by the Preferred Holder.	22
	5.3	Indemnification by Parent.	25
	5.4	Payments.	26
	5.5	Treatment of Indemnity Payments.	27
	5.6	Remedies Exclusive.	27

6.	General Provisions.		27
	6.1	Notices.	27
	6.2	Fees and Expenses.	28
	6.3	Certain Definitions.	28
	6.4	Interpretation.	30
	6.5	Counterparts; Delivery by Facsimile or Electronic Mail.	31
	6.6	Amendments and Waivers.	31
	6.7	Entire Agreement; Severability.	31
	6.8	Captions.	32
	6.9	Third Party Beneficiaries.	32
	6.10	Governing Law.	32
	6.11	Assignment.	32
	6.12	Release.	32
	6.13	Confidentiality.	33
	6.14	Transitional Assistance.	33
	6.15	Remedies.	33
	6.16	Dispute Resolution.	33
	6.17	Consent to Jurisdiction.	34

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EXHIBITS

Exhibit A	Articles of Incorporation of Merger Sub
Exhibit B	By-Laws of Merger Sub
Exhibit C	Certificate of Acknowledgement
Exhibit D	Form of Olson Consulting Agreement
Exhibit E	Form of Pinnington Offer Letter
Exhibit F	Form of FIRPTA Certificate
Exhibit G-1	Form of Parent Press Release
Exhibit G-2	Form of Preferred Holder Press Release

SCHEDULES

Schedule 1.10(b)(ii)	Consents
Schedule 2.1	Jurisdictions
Schedule 2.2	Capitalization
Schedule 2.4(b)	Conflicts
Schedule 2.5	Financial Statements
Schedule 2.7	Litigation
Schedule 2.8	Taxes
Schedule 2.8(l)	Excess Parachute Payments
Schedule 2.10(a)	Leases
Schedule 2.11(a)	Compliance with Employment Laws
Schedule 2.12(a)	Contracts and Commitments
Schedule 2.12(b)	Contract Exceptions
Schedule 2.13	Intellectual Property
Schedule 2.15	Insurance
Schedule 2.19	Undisclosed Liabilities
Schedule 3.2	Parent Conflicts
Schedule 3.3(a)	Parent Government Consents
Schedule 3.3(b)	Parent Third-Party Consents

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered as of May 5, 2008, by and among AmberWave Systems Corporation, a Delaware corporation (“Parent”), Aonex Acquisition Corporation, a California corporation (the “Merger Sub”), Aonex Technologies, Inc., a California corporation (the “Company”) and Arrowhead Research Corporation, a California corporation (the “Preferred Holder”).

WHEREAS, the Preferred Holder is the holder of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) and the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock” and, collectively, with the Series A Preferred Stock, the “Preferred Stock”), and the other Stockholders (the “Common Holders,” and together with the Preferred Holder, the “Stockholders”) are holders of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, Merger Sub is a newly formed wholly-owned subsidiary of Parent that was formed for the purpose of acquiring the Company’s business by means of the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the applicable provisions of the California General Corporation Law (the “CGCL”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent has determined that the Merger is desirable to, and in the best interests of, Parent and its stockholders, and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company has determined that the Merger is desirable to, and in the best interests of, the Company and its shareholders, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has approved and recommended that the shareholders of the Company adopt this Agreement and approve the Merger; and

WHEREAS, the requisite Stockholders of the Company have approved the Merger and have approved and adopted this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The Merger.

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the CGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”), and shall continue to be governed by the laws of the State of California. The parties hereby intend that the Merger be treated as a taxable transaction for state and federal income tax purposes and shall report the transaction in a manner consistent therewith.

1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Section 1.10 hereof, the Company and Merger Sub shall cause to be filed an Agreement of Merger (the “Agreement of Merger”) with the Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the CGCL, and the parties shall take such other and further actions and make all other filings or recordings as may be required by applicable law to make the Merger effective. The date and time the Merger becomes effective in accordance with applicable law is referred to herein as the “Effective Time.”

1.3 Effects of the Merger. The Merger shall have the effects set forth herein, in the Agreement of Merger and in the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company shall be amended to be identical to the articles of incorporation of Merger Sub attached hereto as Exhibit A (other than the name of the corporation, which shall be Aonex Technologies, Inc.), and such articles of incorporation, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or in accordance with applicable law. At the Effective Time, the by-laws of the Company shall be amended to be identical to the by-laws of Merger Sub attached hereto as Exhibit B, and such by-laws, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable law and the Surviving Corporation’s Articles of Incorporation and By-Laws. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.6 Merger Consideration; Effects on Capital Stock of the Company and Merger Sub.

(a) Consideration to Stockholders. In connection with the Merger, the Stockholders shall have the right to receive from Parent the amounts set forth below (the “Merger Consideration”):

(i) At the Closing, Parent shall pay to (A) the Stockholders an amount equal to $450,000, minus (1) the Company Transaction Expenses, and (2) $15,625.31 (which is the Trade Payable Deficit set forth on Section 2.5.1 of the Disclosure Schedule), and (B) the payees of the Company Transaction Expenses, an amount equal to such payee’s portion of the Company Transaction Expenses;

(ii) Within five (5) business days of Parent’s completion of a Successful Laminate Substrate Production at its facilities, Parent shall pay to the Stockholders an amount equal to $500,000;

(iii) For each agreement that Parent enters into with any customer during the twenty-four (24) month period following the Closing Date (each a “Customer Agreement”), Parent shall pay to the Stockholders an amount equal to $500,000; provided, that (A) Parent’s aggregate payments under this Section 1.6(a)(iii) shall not exceed $2,000,000, (B) the Customer Agreement includes provisions pursuant to which Parent provides to a customer (1) Layer Transfer Services of at least 1,000 two-inch equivalent wafers per month for at least six (6) consecutive months, (2) Laminate Substrates at a volume of at least 500 two-inch substrate equivalents per month for at least six (6) consecutive months, or (3) a license to Parent’s intellectual property in order to perform or have performed Layer Transfer Services, provided

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such license results in total payments to Parent of at least $1,000,000 during the first two years that such license is in effect, (C) Parent shall use its good faith efforts to enter into the Customer Agreements described in this Section 1.6(a)(iii) as soon as reasonably practicable and consistent with the minimum levels described in this subsection; and (D) Parent will notify the Stockholders in writing promptly upon execution of any Customer Agreement;

(iv) During the period beginning on the Closing Date and ending forty-two (42) months following the payment pursuant to Section 1.6(a)(ii) associated with Successful Laminate Substrate Production, Parent shall pay to the Stockholders, on a quarterly basis, (A) twenty percent (20%) of the Cash Gross Margin Contribution received by Parent or its subsidiaries from its customers during such period for the sale of Laminate Substrates, Layer Transfer Services or devices employing Company’s Intellectual Property Assets and (B) thirty-five percent (35%) of the revenues (including, but not limited to, up front fees and royalties) from the licensing or sale of the Company’s Intellectual Property Assets received by Parent from its customers during such period; provided, that (1) Parent’s aggregate payments under this Section 1.6(a)(iv) shall not exceed $7,000,000, (2) amounts due and payable pursuant to this Section 1.6(a)(iv) shall be determined within twenty (20) business days of the end of each of Parent’s fiscal quarters and paid within ten (10) business days thereafter, (3) Parent shall have the right to adjust any payments made based upon the results of Parent’s annual audit, and (4) the Preferred Holder shall be entitled to a reasonable audit right to assess the accuracy of Parent’s payments; provided that such audit shall take place following Parent’s annual audit and the Preferred Holder shall only be entitled to conduct one audit in any twelve (12) month period (provided, however, that if such audit reveals an underpayment of (a) five percent (5%) or more, Parent shall pay the parties’ reasonable costs associated with such audit, or (b) less than five percent (5%), the Preferred Holder shall pay the parties’ reasonable costs associated with such audit); and

(v) During the ten (10) year period beginning on the Closing Date, royalty payments (the “Royalty Payments”), payable on a quarterly basis, equal to one-half of one percent (0.5%) of the revenues associated with the sale of any product incorporating the Company’s Intellectual Property Assets for solar applications or the license of Company’s Intellectual Property Assets for solar applications, provided that (1) amounts due and payable pursuant to this Section 1.6(a)(v) shall be determined within twenty (20) business days of the end of each of Parent’s fiscal quarters and paid within ten (10) business days thereafter, (2) Parent shall have the right to adjust any payments made based upon the results of Parent’s annual audit, and (3) the Stockholders shall be entitled to a reasonable audit right to assess the accuracy of Parent’s payments; provided that such audit shall take place following Parent’s annual audit and the Stockholders shall only be entitled to conduct one audit in any twelve (12) month period (provided, however, that if such audit reveals an underpayment of (a) five percent (5%) or more, Parent shall pay the parties’ reasonable costs associated with such audit, or (b) less than five percent (5%), the Preferred Holder shall pay the parties’ reasonable costs associated with such audit).

Any payments made pursuant to subsections (a)(ii)-(v) above may hereinafter be referred to as “Earnout Payments.” The Earnout Payments shall be made in accordance with the liquidation preferences set forth in the articles of incorporation of the Company, including the Certificate of Determination with respect to the Series A Preferred Stock and the Certificate of Determination with respect to the Series B Preferred Stock. Any payments made by Parent in accordance with this Section 1.6 shall be made as follows: (A) first, to the Preferred Holder with respect to the Preferred Holder’s shares of Series B Preferred Stock as of immediately prior to the Effective Time until such time as the Preferred Holder has received an amount equal to $1,298,000; (B) second, to the Preferred Holder with

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respect to the Preferred Holder’s shares of Series A Preferred Stock as of immediately prior to the Effective Time until such time as the Preferred Holder has received an amount equal to $5,000,000 and (C) third, to the Preferred Holder and the Common Stock Holders on a Pro Rata Basis; provided, however, that notwithstanding anything contained in this Agreement to the contrary, no payments shall be made by Parent to any Stockholder unless and until Parent receives from such Stockholder an executed Certificate of Acknowledgement with respect to each such payment in substantially the form attached hereto as Exhibit C (the “Certificate of Acknowledgement”).

Notwithstanding the foregoing, in no event shall the aggregate payments made by Parent to the Stockholders pursuant to Sections 1.6(a)(i)-(iv) exceed $7,950,000. For the avoidance of doubt, any Royalty Payments made by Parent to the Stockholders shall not be subject to the $7,950,000 cap.

(b) Acceleration of Payment of Merger Consideration.

(i) Upon the occurrence of a Company Sale Event, any acquirer of, or successor to, Parent shall assume all remaining obligations of Parent to make payments to the Stockholders under Sections 1.6(a)(i)-(v) (for the avoidance of doubt, an exclusive licensee shall not be considered an acquirer or successor and Parent shall continue to be obligated to make payments to the Stockholders under Sections 1.6(a)(i)-(v)); provided, however, that if such Company Sale Event results in aggregate proceeds payable to Parent or its stockholders in excess of $10,000,000, Parent shall, upon the closing of such Company Sale Event, pay to the Stockholders an amount equal to the sum of (A) the difference between (i) $7,950,000, less (ii) the aggregate amount of all payments made by Parent to the Stockholders or the payees of the Company Transaction Expenses pursuant to Sections 1.6(a)(i)-(v) plus (B) one percent (1.0%) of the aggregate proceeds payable to Parent in excess of $10,000,000 (the “Accelerated Payment Amount”), and neither Parent nor an acquirer or successor or assign of Parent shall thereafter have any further obligations to make any payments to the Stockholders pursuant to this Agreement.

(ii) At any time after the Closing Date, Parent may, in its sole discretion, pay to the Stockholders the Accelerated Payment Amount, and Parent shall thereafter have no further obligations to make any payments to the Stockholders pursuant to Sections 1.6(a)(i)-(iv).

(c) Imputed Interest. Parent and the Preferred Holder acknowledge that a portion of the payments made under Section 1.6(a) and 1.6(b) shall be reportable as imputed interest under Section 483 or 1274 of the Code.

(d) Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, or any security holder of the Company or Merger Sub:

(i) Each share of Common Stock and Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates representing any such shares shall cease to have any rights with respect thereto, except that the Stockholders shall have the right to receive the Merger Consideration upon surrender of such certificate or certificates in accordance with Section 1.10 hereof, without interest; and

(ii) Each share of common stock, $0.01 par value per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of

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common stock, $0.01 par value per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”), and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Merger Sub Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.

1.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the CGCL.

(b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of the capital stock of the Company who demands appraisal rights for such shares under the CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of its receipt of any written demands for dissenters’ rights for any shares of capital stock of the Company, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the CGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal rights under the CGCL. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for appraisal rights for the capital stock of the Company or offer to settle or settle any such demands.

1.8 Approval of the Stockholders. On or prior to the execution of this Agreement, all of the Company’s stockholders shall have approved and adopted this Agreement and the transactions contemplated hereby by written consent (the “Written Consent”) as provided by the CGCL, the Company’s articles of incorporation and its by-laws.

1.9 Closing. The closing of the Merger (the “Closing”) shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, within one (1) Business Day after all conditions to closing contained in Section 1.10 have been satisfied or waived. The date on which the Closing actually occurs is sometimes referred to herein as the “Closing Date.” At the Closing, Parent, Merger Sub and the Company shall cause the Agreement of Merger to be filed with the Secretary of State of the State of California, in accordance with the relevant provisions of the CGCL (the time of filing with the Secretary of State of the State of California of such filing or such later time as may be agreed to by Parent and the Company in writing (and set forth in the Agreement of Merger) being referred to herein as the “Effective Time”).

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1.10 Conditions to Closing; Deliveries at Closing.

(a) The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby shall be subject to the following conditions:

(i) Sean Olson shall have entered into a consulting services agreement with Parent in substantially the form attached hereto as Exhibit D (the “Olson Consulting Agreement”);

(ii) Tom Pinnington shall have accepted the Company’s offer of continued employment pursuant to the terms of the offer letter attached hereto as Exhibit E (the “Pinnington Offer Letter”);

(iii) Harry Atwater shall have joined the advisory board of Parent;

(iv) the Written Consent shall have been obtained;

(v) the Company shall have terminated any Tax allocation or Tax sharing agreements to which the Company is a party, and the Company shall have no liability under such agreements following the Closing; and

(vi) the Company shall have no outstanding debt other than the Trade Payable Deficit set forth on Section 2.5.1 of the Disclosure Schedule.

(b) At the Closing, the Preferred Holder or the Company, as applicable, will deliver or cause to be delivered to Parent each of the following:

(i) copies of this Agreement and each other Transaction Document to which such Stockholder or the Company, as applicable, is a party, executed by such Stockholder or the Company, as applicable;

(ii) copies of the authorizations, orders, approvals, releases, filings and consents of the third-parties set forth on Section 1.10(b)(ii) of the Disclosure Schedules, all on terms and conditions reasonably satisfactory to Parent;

(iii) a certificate dated as of the Closing Date affirming that shares of the Company’s stock do not constitute United States real property interests within the meaning of Section 897(c) of the Code. Such certificate is intended to comply with the withholding exemption provided in Treasury Regulations Section 1.1445-2(c) and shall be substantially in the form provided in Exhibit F hereto;

(iv) a certificate of the Secretary of the Company certifying (i) the Articles of Incorporation of the Company, (ii) the bylaws of the Company, (iii) resolutions of the Board of Directors of Company and the Stockholders approving this Agreement and the Merger and the transactions contemplated by this Agreement, and (iv) the names of the officers of the Company authorized to sign this Agreement and the instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers;

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(v) a certificate from the Secretary of State of the State of California that the Company is in good standing in the State of California;

(vi) a Certificate of Acknowledgement;

(vii) a certificate confirming all Company Transaction Expenses are being paid at Closing pursuant to Section 1.6(a)(ii) (the “Company Transaction Expense Certificate”); and

(viii) such other documents reasonably requested by Parent.

(c) At the Closing, Parent will deliver or cause to be delivered the following:

(i) to the Preferred Holder, the amount to be paid to the Preferred Holder at the Closing pursuant to the Section 1.6(a)(i);

(ii) to each payee of Company Transaction Expenses, an amount equal to such payee’s portion of all such Company Transaction Expenses, with the result that following the Closing the Company shall have no further obligations or continuing Liabilities with respect to such payee;

(iii) to the Company and the Preferred Holder, copies of this Agreement and each other Transaction Document to which Parent is a party, executed by Parent; and

(iv) a certificate of the Secretary of Parent and Merger Sub certifying (i) the certificate of incorporation of Parent and the articles of incorporation of Merger Sub, (ii) the bylaws of Parent and Merger Sub, (iii) resolutions of the Board of Directors of Parent and Merger Sub approving the Transaction Documents and the Merger and the transactions contemplated by the Transaction Documents, and (iv) the names of the officers of Parent and Merger Sub authorized to sign the applicable Transaction Documents and the instruments or certificates to be delivered pursuant to the applicable Transaction Documents by Parent or Merger Sub or any of its respective officers, together with the true signatures of such officers.

(d) The payments pursuant to Section 1.6 shall be made by wire transfer of immediately available funds to the accounts set forth in written instructions provided by the recipients.

1.11 Transfer Taxes. The Stockholders shall be liable for and shall hold the Company and the Parent harmless against one-half of any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar taxes that become payable in connection with the Merger and the transactions contemplated hereby, and the applicable parties shall file such applications and documents as shall permit any such tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.

1.12 Earnout Payment Provisions. Parent hereby covenants and agrees that from the Effective Time through the date that is forty-two (42) months after the Closing Date:

(a) Parent shall act in good faith in the operation of the Company’s business and the commercialization of the Company Intellectual Property; and

(b) Parent will use good faith reasonable efforts to enter into contracts and perform

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services in a timely manner.

2. Representations and Warranties of the Company. As a material inducement to Parent to enter into and perform its obligations under this Agreement, the Company hereby represents and warrants to Parent that, except as otherwise set forth in the disclosure schedule dated as of the date hereof and delivered to Parent herewith (the “Disclosure Schedule”) (which disclosure shall provide an exception to or otherwise qualify the representations and warranties of the Company contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations and warranties):

2.1 Existence; Good Standing; Authority.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign corporation under the laws of each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified has not had or is not reasonably likely to have a material adverse effect on the Company. The Company has delivered to Parent correct and complete copies of the articles of incorporation and bylaws (or equivalent organizational or governing documents) of the Company, in each case as amended to date. The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees thereof (or equivalent governing bodies)), the stock certificate books (or their equivalent), and the stock record books (or their equivalent for non-corporate entities) for the Company are correct in all material respects. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws (or similar governing or formation documents).

(b) The Company has the corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Merger and the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. No other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party and the consummation of the Merger and the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and all other Transaction Documents to which the Company is a party by each party hereto and thereto other than the Company, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

(c) The affirmative vote or consent in writing of (a) the holders of a majority of the Preferred Stock, voting as a single class, (b) the holders of a majority of the shares of the Common Stock, voting as a single class, and (c) the holders of a majority of the outstanding shares of the Company’s capital stock, voting as a single class (the “Requisite Stockholder Approval”), to approve this Agreement, the Merger and the other transactions contemplated by this Agreement, is the only vote or written consent of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement,

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the Merger, and the other transactions contemplated by this Agreement. By and through the execution and delivery to the Company of the Written Consent, the Company has complied with all applicable provisions of the articles of incorporation and the by-laws of the Company as well as the CGCL in obtaining the stockholders’ approval of the Merger.

2.2 Capitalization.

(a) The total authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 1,528,354 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of Preferred Stock, of which 1,000,000 shares are designated Series A Preferred Stock, 1,000,000 of which are issued and outstanding as of the date hereof, and of which 3,000,000 shares are designated Series B Preferred Stock, 2,966,805 shares of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of the preemptive rights of any Person or any applicable law. The name as well as the number and class of shares of capital stock of the Company held by each Stockholder and the portion of the Merger Consideration to be received by each Stockholder is set forth on Section 2.2 of the Disclosure Schedule.

(b) Other than as set forth on Section 2.2 of the Disclosure Schedule, the Company has no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, agreements, arrangements or commitments of any kind, contingent or otherwise, for or relating to the issuance or sale of, any shares of the Company’s capital stock or other equity interests of the Company (the “Company Derivative Securities”). The Company has no obligation to purchase, redeem, or otherwise acquire any of its shares of capital stock or other equity interests of the Company and there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company or the shares of the Company’s capital stock or other equity interests of the Company. There are no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the shares of the Company’s capital stock or other equity interests of the Company, and, there are no agreements to which the Company is a party relating to the voting or restricting the transfer of shares of the Company’s capital stock or other equity interests of the Company.

(c) Any payments made by Parent pursuant Section 1.6 shall be made pursuant to the provisions of the Company’s articles of incorporation, which provide that payments be made as follows: (A) first, to the Preferred Holder with respect to the Preferred Holder’s shares of Series B Preferred Stock as of immediately prior to the Effective Time until such time as the Preferred Holder has received an amount equal to $1,298,000; (B) second, to the Preferred Holder with respect to the Preferred Holder’s shares of Series A Preferred Stock as of immediately prior to the Effective Time until such time as the Preferred Holder has received an amount equal to $5,000,000 and (C) third, to the Preferred Holder and the Common Stock Holders on a Pro Rata Basis.

2.3 Subsidiaries. The Company does not have and never has had any subsidiaries or any ownership or equity interest in or control of (direct or indirect) any other Person.

2.4 No Conflict.

(a) Neither the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party, nor the consummation by the Company of the transactions in accordance with the terms hereof and thereof, (i) conflicts with or results in a breach of any provisions of the Company’s articles of incorporation or bylaws or other organizational documents,

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or (ii) will result in the creation of any Encumbrance upon any of the assets or properties owned or used by the Company (including the Company’s Intellectual Property Assets).

(b) Except as set forth on Section 2.4(b) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the transactions in accordance with the terms hereof and thereof (i) will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or give rise to any right of termination, cancellation or acceleration that would have under (A) any of the terms, conditions or provisions of any Company Contract (as defined below), (B) any law, statute, rule or regulation to which the Company is subject, or (C) any judgment, order or decree to which the Company is subject, or (ii) result in (A) the release, disclosure, or delivery of any of the Company’s Intellectual Property Assets by or to any escrow agent or other Person, or (B) the grant, assignment or transfer to any Person of any license or other right or interest to any of the Company’s Intellectual Property Assets.

2.5 Financial Statements. The following financial statements (the “Financial Statements”) are attached hereto as Section 2.5 of the Disclosure Schedule:

(a) Unaudited consolidated balance sheets of the Company as of December 31, 2006 and 2007 (the latter, the “2007 Balance Sheet”), and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for each of the respective years then ended;

(b) Unaudited consolidated balance sheet of the Company as of February 29, 2008 (the “Base Balance Sheet”), and the related unaudited consolidated statements of income for the two (2) months then ended.

(c) The Company Transaction Expense Certificate reflects all Company Transaction Expenses.

Subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Financial Statements, to the Company’s knowledge, the Financial Statements (i) have been prepared in accordance with GAAP and (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company as of the respective dates of, and for the respective periods presented in, such Financial Statements; and

(d) As of the Closing, the Company shall have no outstanding indebtedness other than the Trade Payable Deficit set forth on Section 2.5.1 of the Disclosure Schedule.

2.6 Absence of Certain Changes. Except as expressly contemplated by this Agreement, since the date of the Base Balance Sheet, the Company has operated only in the Ordinary Course of Business and there has not been any:

(a) change in the Company’s authorized or issued shares of capital stock or membership interests, as applicable; grant of any option, right to purchase or similar right regarding the capital stock or membership interests of the Company; purchase, redemption, retirement, or other acquisition by the Company of any such capital stock or membership interests; or declaration or payment of any dividend or other distribution or payment in respect of the capital stock or membership interests of the Company;

(b) grant or promise of any bonus, or increase in salaries or other compensation, by the Company, to any of their respective directors, officers, managers, employees, sales representatives,

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consultants, former employees or Insiders (as defined herein) except for bonus awards, increases in salaries or other compensation made in the Ordinary Course of Business, or grant or promise of any material increase in any employee benefit plan or arrangement, or amendment or termination of any existing employee benefit plan or arrangement (other than an amendment required by law), or adoption of any new material employee benefit plan or arrangement;

(c) theft of, damage to or destruction or loss in excess of $25,000 for any occurrence or $50,000 in the aggregate of any tangible asset or tangible property of the Company, whether or not covered by insurance;

(d) incurrence by the Company of indebtedness;

(e) material change in the accounting methods or principles used by the Company, other than write-downs or write-offs in the value of assets as required by GAAP;

(f) sale, lease, assignment or transfer (including, without limitation, transfers to any Insider or Stockholder) of any of its tangible or intangible material assets (including material Intellectual Property Assets) (except for sales of inventory in the Ordinary Course of Business to unaffiliated third Persons on an arm’s length basis), or disclosure of any confidential information (other than pursuant to agreements requiring the Person to whom the disclosure was made to maintain the confidentiality of, and preserving all rights of the Company in, such confidential information);

(g) waiver, cancellation, compromise or release of any individual rights or claims with a value in excess of $25,000, whether or not in the Ordinary Course of Business;

(h) (i) entry into, amendment or termination of any Company Contract other than in the Ordinary Course of Business, (ii) entry into any other transaction involving amounts in excess of $25,000, other than in the Ordinary Course of Business, or (iii) material change in any business practice;

(i) change in the conduct of its cash management customs and practices (including, without limitation, with respect to maintenance of working capital balances and inventory levels, collection of accounts receivable, payment of accounts payable, accrued Liabilities and other Liabilities and credit policies);

(j) capital expenditure of more than $25,000 or commitment therefor;

(k) loans or advances to, or guarantees for the benefit of, any Persons, other than (i) advances to employees for travel and business expenses in the Ordinary Course of Business which do not exceed $5,000 in the aggregate or (ii) in connection with the purchase or sale of products, ingredients, packaging, raw materials and finished products in the Ordinary Course of Business;

(l) change or authorization of any change in its articles of incorporation or by-laws;

(m) institution or settlement of any claim (excluding accounts payable) or lawsuit for an amount involving in excess of $25,000 or involving equitable or injunctive relief;

(n) acquisition of any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock;

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(o) sale, assignment, transfer, abandonment or permitted lapse of any of the Company’s Intellectual Property Assets or other intangible assets, or grant of any license or sublicense to any Person of any rights under or with respect to any Company’s Intellectual Property Assets, other than in the Ordinary Course of Business; or

(p) commitment or agreement by the Company to any of the foregoing.

2.7 Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to the Company’s knowledge, threatened in writing against the Company or affecting the properties or assets of the Company, or, as to matters related to the Company, against any officer, director, stockholder or key employee of the Company in their respective capacities in such positions. Section 2.7 of the Disclosure Schedule includes a description of all litigation, claims, proceedings or, to the Company’s knowledge, investigations involving the Company or any of its officers, directors, stockholders or key employees in connection with the business of the Company occurring, arising or existing during the past three (3) years. The Company is not subject to any outstanding order, judgment or decree issued by any Governmental Authority or, to the Company’s knowledge, any arbitrator. This Section 2.7 does not apply to any matters with respect to the Company’s Intellectual Property Assets.

2.8 Taxes. Except as set forth on Section 2.8 of the Disclosure Schedule:

(a) The Company has timely filed all income and other Tax Returns required to be filed by the Company, taking into account any extension of time to file, and all such Tax Returns are true, correct and complete in all respects;

(b) All Taxes due and payable before the date hereof by the Company have been paid, unless such Taxes are being contested in good faith and for which adequate reserves have been accounted for in accordance with GAAP;

(c) Neither the Internal Revenue Service (the “IRS”) nor any other Governmental Authority has asserted or assessed in writing any deficiency or claim for any material amount of additional Taxes;

(d) To the Company’s knowledge, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending as of the date of this Agreement with regard to any Taxes or Tax Returns of the Company and the Company has not received a written notice prior to the date of this Agreement of any actual or threatened audits or proceedings or is otherwise aware of any such audits or proceedings;

(e) The Company has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party;

(f) The Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any person other than the Company or the Preferred Holder;

(g) The Company (i) has never been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Preferred Holder) and (ii) has no Liability under Treasury Regulation Section 1.1502-6 for the Taxes of

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any other Person (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise;

(h) The Company has not received written notice of any claim by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in such jurisdiction;

(i) The Company has not consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority;

(j) There are no liens for Taxes (other than for Taxes not yet due and payable) upon the assets of the Company;

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code § 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale made prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date;

(l) The Company is not a party to any Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign income Tax law);

(m) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement;

(n) The Company has made available to Parent correct and complete copies of (i) all of its Tax Returns filed within the past five (5) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by the IRS or any other Governmental Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to the Company, and (iii) any closing letters or agreements entered into by the Company with the IRS or any other Governmental Authority within the past three (3) years with respect to Taxes; and

(o) The Company is not and has not been a party to a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(p) For the purposes of this Agreement:

(i) “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

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(ii) “Tax” or “Taxes” shall mean any and all federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, charges, fees, levies or other assessments, of any kind whatsoever, imposed by the IRS or any taxing authority, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

(iii) “Tax Returns” shall mean any report, declaration, return, claim for refund, information return, document or other filing and amendments thereto (including any related or supporting schedules, statements or information) supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

2.9 Employee Benefit Plans. (a) Each Benefit Plan and any related trust intended to be qualified under Section 401(a) and 501(a) of the Code, utilizes a prototype plan that has received a favorable opinion letter from the IRS on the form of such plan and, to the Company’s knowledge, no events have occurred that would adversely affect such qualified status; (b) each Benefit Plan has been maintained and operated substantially in accordance with its terms and the requirements of applicable law, including, without limitation, ERISA and the Code; (c) none of the Benefit Plans is subject to Title IV of ERISA or is a multiemployer plan within the meaning of Section 3(37) of ERISA; (d) none of the Benefit Plans provide post-employment health, life or other welfare benefits for former employees of the Company other than as required under Section 4980B of the Code or any similar applicable law; and (e) there do not exist any pending or, to the Company’s knowledge, threatened claims, suits, actions, disputes, audits or investigations (other than routine claims for benefits) with respect to any Benefit Plan. For purposes of this Agreement, “Benefit Plan” shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA) and all material bonus, stock option, incentive, deferred compensation, supplemental retirement or other benefits plans or arrangements and all material employment, severance or termination agreements with respect to which the Company has any material obligation and which is maintained, or sponsored by the Company for the benefit of any current or former employee of the Company.

2.10 Real and Personal Property.

(a) The Company does not own any real property. All leases relating to the real properties leased by the Company (the “Leased Real Property”) are identified on Section 2.10(a) of the Disclosure Schedule (the “Leases”) and true and complete copies thereof have been provided to Parent. Each of said Leases is in full force and effect. The Leased Real Property constitutes all of the real property used or occupied by the Company. Neither the Company nor, to the Company’s knowledge, any other party to a Lease is in default in complying with any material provisions of any Lease, and no condition or event or fact exists which, with notice, lapse of time or both, would reasonably be expected to constitute a default thereunder on the part of the Company nor, to the Company’s knowledge, any other party to a Lease. As of the Closing, all payments due and payable by the Company as of the Closing under any Lease have been paid in full by the Company.

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(b) The Company has good, valid and marketable title to, or a valid leasehold interest in, all of the tangible personal property and assets used by the Company in connection with the operation of its business, free and clear of any Encumbrances, except for (i) Encumbrances reflected in the Financial Statements, (ii) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory liens arising or incurred in the Ordinary Course of Business, (iii) Encumbrances for current Taxes or other governmental charges, assessments or levies not yet due and payable and (iv) other Encumbrances arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money (collectively, “Permitted Encumbrances”).

2.11 Labor and Employment Matters.

(a) Except as set forth on Section 2.11(a) of the Disclosure Schedule, the Company is in compliance in all material respects with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Immigration Reform Control Act of 1986, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and there are no arrearages in the payment of wages. The Company has never implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations are currently contemplated.

(b) The Company has not recognized or is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization.

(c) The Company is not a party to any employment, severance or consulting agreements with any director, officer, manager, consultant or employee pursuant to which there are any outstanding obligations as of the date of this Agreement.

(d) To the Company’s knowledge, no employee of the Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract in conflict with the current business activities of the Company. The Company has paid or made adequate provision to pay all wages and other compensation and all other amounts due and payable to each of their respective employees or former employees.

(e) The Company is not party to any agreement which would reasonably be expected to require the Company to pay any additional compensation, bonuses (including, without limitation, any retention bonuses) or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party or the consummation of the Merger and the transactions contemplated hereby or thereby, to any employee or former employee of the Company.

2.12 Contracts and Commitments.

(a) Section 2.12(a) of the Disclosure Schedule or Section 2.13 of the Disclosure Schedule, lists all material Contracts or related agreements to which the Company is party.

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(b) The Contracts required to be disclosed on Section 2.12(a) of the Disclosure Schedule and Section 2.13 of the Disclosure Schedule attached hereto are referred to herein as the “Company Contracts”. The Company has provided to Parent true and correct copies of each written Company Contract, together with all amendments, waivers and other changes thereto. (i) No Company Contract has been canceled or, to the Company’s knowledge, breached by the other party thereto, (ii) the Company is not in default under or in material breach of any Company Contract, nor, to the Company’s knowledge, is any other party in default under or material breach of a Company Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder by the Company and (iii) each Company Contract is valid and binding on the Company, and to the Company’s knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, or moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity. The Company has not received any notice or threat from any other party to breach or terminate a Company Contract within the past five (5) years.

2.13 Intellectual Property Matters

(a) Section 2.13 of the Disclosure Schedule contains a complete and accurate list of all Patents owned by or licensed to the Company (“Company Patents”), Marks owned by or licensed to the Company (“Company Marks”) and Copyrights owned by the Company (“Company Copyrights”), including each jurisdiction in which Company Patents, Company Marks and Company Copyrights have been filed or registered and all applicable serial or registration numbers. Except as set forth on Section 2.13 of the Disclosure Schedule:

(i) The Company is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate it to grant or offer to any other Person any license or right to any of the Company’s Intellectual Property Assets;

(ii) With regard to any patents or pending patents existing as of the date of this Agreement, the Company has not knowingly submitted to the U.S. Patent Office false material information;

(iii) To the Company’s knowledge, there are no pending or threatened claims in writing against the Company or any of its employees alleging that any of the operations of the Company’s business, any activity by the Company, or any Company product infringes on or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Intellectual Property Assets of any Person or that any of the Company’s Intellectual Property Assets is invalid or unenforceable, nor, to the Company’s knowledge, is there any interference, opposition, reissue, reexamination or other proceeding of any nature pending or threatened, in which the scope, validity and/or enforceability of any of the Company’s Intellectual Property Assets is being, has been or could reasonably be expected to be contested or challenged;

(iv) No current activity by the Company constitutes a misappropriation of (or in the past constituted a misappropriation of) any trade secrets of any Person;

(v) The Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim;

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(vi) All former and current employees, consultants and contractors of the Company with technical responsibilities or involved in the creation of the Company’s Intellectual Property Assets have executed written instruments with the Company that irrevocably assign to the Company all rights, title and interest to any inventions, improvements, discoveries, writings or other works of authorship, or information relating to the Company’s business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with any such products or services;

(1) no employee, consultant or contractor of the Company has any claim, right (whether or not currently exercisable) or interest to or in any of the Company’s Intellectual Property Assets;

(2) no employee or independent contractor of the Company is: (A) bound by or otherwise subject to any contract restricting him or her from performing his or her duties for the Company; or (B) in breach of any contract with any former employer or other Person concerning intellectual property rights or confidentiality;

(3) no funding, facilities or personnel of any governmental body were used, directly or indirectly, to develop or create, in whole or in part, any of the Company’s Intellectual Property Assets; and

(vii) The Company has not assigned, sold, exclusively licensed or otherwise transferred, or agreed to assign, sell, exclusively license or otherwise transfer, ownership of any of the Intellectual Property Assets currently owned by the Company as of the date of this Agreement to any entity or person.

2.14 Environmental Matters.

(a) To the Company’s knowledge, the Company is in compliance in all material respects with Environmental Laws.

(b) The Company has not received any written claim, demand, complaint, notice of potential responsibility, or other written notice regarding any violation of Environmental Laws or any Liabilities, relating to the Company or their respective facilities arising under Environmental Laws, and, to the Company’s knowledge, there is no civil, administrative, or criminal enforcement proceeding pending or threatened against the Company under any Environmental Laws.

(c) To the Company’s knowledge, no Hazardous Materials have been released or disposed of by the Company on any of their respective leased properties as a result of their respective operations in violation of Environmental Laws.

(d) For purposes of this Agreement:

(i) “Environmental Laws” means all applicable federal, state and local statutes, regulations, rules, bylaws and ordinances relating to pollution or protection of the environment, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resources Conservation and Recovery Act (42 U.S.C. §6901 et. seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et. seq.), Comprehensive Environmental

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Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), and similar state and local enactments.

(ii) “Hazardous Materials” means and includes any hazardous waste, hazardous material, hazardous substance, petroleum product, toxic substance, pollutant or contaminant, as defined or regulated under any Environmental Law.

(e) The representations and warranties set forth in this Section 2.14 shall constitute the only representations and warranties by the Company with respect to environmental matters.

2.15 Insurance Coverage. Section 2.15 of the Disclosure Schedule contains an accurate summary of the insurance policies currently maintained by the Company. There are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. To the Company’s knowledge, there is no threatened termination of any such policies or arrangements.

2.16 Brokers. The Company has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the Merger and the transactions contemplated by this Agreement.

2.17 Compliance with Laws. To the Company’s knowledge, the Company has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively “Permits”) necessary to conduct its business as it is presently conducted or proposed to be conducted and all such Permits are valid and in full force and effect. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. To the Company’s knowledge, the Company is in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any U.S. federal, state, municipal, non-U.S. or other governmental authority, which apply to the conduct of its business. The Company has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

2.18 Transferability of Assets. Immediately following the consummation of the Merger and the transactions contemplated by this Agreement, the Company will own, license or otherwise have a valid right to use all the assets used by it in operating its business in substantially the same manner as such business was operated immediately prior to the consummation of the Merger and the transactions contemplated by this Agreement. This Section 2.18 does not apply to any matters with respect to Intellectual Property Assets.

2.19 Absence of Undisclosed Liabilities. The Company does not have any Liability arising out of transactions entered into prior to the Closing, or any action or inaction prior to the Closing, or any state of facts existing prior to the Closing, with respect to or based upon transactions or events occurring before the Closing, except (a) Liabilities under Company Contracts (but not Liabilities for breaches thereof by the Company), (b) Liabilities reflected or reserved for in the Financial Statements or disclosed in the notes thereto, (c) Liabilities which have been incurred since the date of the Base Balance Sheet in the Ordinary Course of Business (none of which is a Liability for breach of Contract by the Company, breach of warranty or tort) and (d) Liabilities disclosed on Section 2.19 of the Disclosure Schedule.

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2.20 Affiliate Transactions. No officer, director, shareholder or, to the Company’s knowledge, other Affiliate of the Company or, to the Company’s knowledge, any individual related by blood, marriage or adoption to any such Person or, to the Company’s knowledge, any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Company Contract or transaction with the Company or which pertains to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.

2.21 Illegal Payments. Neither the Company nor, to the Company’s knowledge, any Person affiliated with the Company has ever offered, made or received on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefore or other persons.

3. Representations and Warranties of Parent and Merger Sub. As a material inducement to the Company to enter into and perform its obligations under this Agreement, Parent and Merger Sub, on a joint and several basis, hereby represent and warrant to the Company that:

3.1 Existence; Good Standing; Authority.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is also a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Parent and Merger Sub are duly licensed or qualified to do business as a foreign corporation under the laws of each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would has not had or is not reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement. Parent and Merger Sub have all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted.

(b) Parent and Merger Sub have the corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which they are parties and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Parent and Merger Sub are parties, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation of the Merger and the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub. No other proceedings on the part of the Parent or Merger Sub are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which the Parent and Merger Sub are parties and the consummation of the Merger the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

3.2 No Conflict. Neither the execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Documents to which Parent and Merger Sub are parties, nor the consummation by Parent and Merger Sub of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of Parent’s or Merger Sub’s certificate of

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incorporation or articles of incorporation, as applicable, or by-laws or other organizational documents. Except as set forth on Section 3.2 of the Disclosure Schedule, the execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Documents to which Parent and Merger Sub are parties, and the consummation by Parent and Merger Sub of the transactions in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of (i) any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties is bound, (ii) any law, statute, rule or regulation to which Parent or Merger Sub is subject, or (iii) any judgment, order or decree to which Parent or Merger Sub is subject.

3.3 Consents and Approvals.

(a) Except as set forth on Section 3.3(a) of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party by Parent or Merger Sub will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority.

(b) Except as set forth on Section 3.3(b) of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party by Parent or Merger Sub will not require any third-party consents, approvals, authorizations or actions.

3.4 Litigation. There are no actions, suits, proceedings or orders pending or, to Parent’s or Merger Sub’s knowledge, threatened against or affecting Parent or Merger Sub at law or in equity, or before or by any Governmental Authority which would adversely affect Parent’s or Merger Sub’s performance under this Agreement and the other Transaction Documents to which Parent and Merger Sub are parties or the consummation of the Merger and the transactions contemplated hereby or thereby.

3.5 Brokers. Parent and Merger Sub have not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement, the Merger or the transactions contemplated hereby.

4. Certain Covenants of Parent, the Company and the Stockholders.

4.1 Further Action. The parties shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Merger and the transactions contemplated by this Agreement.

4.2 Press Releases. After the Closing, Parent and the Preferred Holder shall each issue their own press release regarding the Merger and the transactions contemplated by this Agreement in substantially the forms mutually agreed upon by the parties and attached hereto as Exhibit G-1 (the “Parent Press Release”) and Exhibit G-2 (the “Preferred Holder Press Release”).

4.3 Responsibility for Filing Tax Returns.

(a) The Preferred Holder shall include the income of the Company (including, in the case of the Preferred Holder’s consolidated federal income Tax Return, any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under

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Treasury Regulations Section 1.1502-19) on the consolidated, unitary or combined income Tax Returns of the Preferred Holder for all relevant taxable periods through the end of the Closing Date.

(b) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date (other than any Tax Returns described in Section 4.3(a)). With respect to such Tax Returns for all taxable periods beginning before the Closing Date, Parent shall permit the Preferred Holder to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Preferred Holder, and Parent shall not file any such Tax Returns without the written consent of the Preferred Holder, which consent shall not be unreasonably withheld, conditioned or delayed.

4.4 Cooperation on Tax Matters; Tax Claims.

(a) Parent, the Company and the Preferred Holder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Preferred Holder agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Preferred Holder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Preferred Holder, as the case may be, shall allow the other party to take possession of such books and records. Parent and the Preferred Holder further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(b) If, subsequent to the Closing, any of Parent, the Company or the Preferred Holder receives notice of a claim by any Governmental Authority that, if successful, might result in an indemnity payment pursuant to Article 5 with respect to Taxes (a “Tax Claim”), then within fifteen (15) days after receipt of such notice, Parent, the Company or the Preferred Holder, as the case may be, shall give written notice of such Tax Claim to the other parties. The Preferred Holder shall have the right to control the conduct and resolution of any Tax Claim relating to a Pre-Closing Tax Period; provided that the Preferred Holder and Parent shall jointly control the conduct and resolution of any Tax Claim relating to a Straddle Period; and provided further that the Preferred Holder shall not resolve any Tax Claim in a manner that would reasonably be expected to have an adverse impact on Parent or the Company without Parent’s consent, which shall not be unreasonably withheld, conditioned or delayed. If the Preferred Holder has the right to control the conduct and resolution of any Tax Claim but elects in writing not to do so, Parent shall have the right to control the conduct and resolution of such Tax Claim; provided, however, that Parent shall keep the Preferred Holder informed of all developments on a timely basis and Parent shall not resolve such Tax Claim in a manner that could reasonably be expected to have an adverse impact on the Preferred Holder’s indemnification obligations under this Agreement without the Preferred Holder’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall bear its own costs for participating in any proceeding relating to any Tax Claim.

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4.5 Company Derivative Securities. The Preferred Holder shall have fourteen (14) days after the Closing to retire, extinguish and otherwise terminate any Company Derivative Security that is not retired, extinguished or otherwise terminated as of the Closing Date. Thereafter, Parent shall have the sole and exclusive right to retire, extinguish and otherwise terminate each such Company Derivative Security and the Preferred Holder shall cooperate in good faith as Parent pursues the retirement, extinguishment and termination of the Company Derivative Securities. The costs of the retirement, extinguishment and termination of the Company Derivative Securities shall be borne by the Preferred Holder in accordance with Article 5.

5. Survival of Representations and Warranties; Indemnification

5.1 Survival; Risk Allocation.

(a) Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements set forth in this Agreement, the Transaction Documents or in any certificate delivered at the Closing shall survive the Closing Date. Notwithstanding the foregoing, no party shall be entitled to recover for any Loss pursuant to this Article 5 unless written notice of a claim thereof is delivered to the other Parties prior to the Applicable Limitation Date (if any). The “Applicable Limitation Date” for the representations and warranties set forth in Article 2 and Article 3 shall be the date forty-two (42) months from the Closing Date.

(b) Special Rule For Fraud. Notwithstanding anything in this Article 5 to the contrary, in the event of fraud, any party hereto which suffers any Loss by reason thereof shall be entitled to seek recovery therefore from the Person or Persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(c) Risk Allocation. The representations, warranties, covenants and agreements made herein, as modified by the Disclosure Schedules, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the Merger and the transactions contemplated hereby between the parties hereto and, accordingly, a party hereto shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement, as modified by the Disclosure Schedules, by another party hereto, subject to the limitations set forth in this Agreement, notwithstanding whether any employee, representative or agent of the party hereto seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such party hereto.

5.2 Indemnification by the Preferred Holder.

(a) Subject to the other terms and conditions of this Agreement, the Preferred Holder shall indemnify the Parent Parties against and hold the Parent Parties harmless from all Losses which any such Parent Party may suffer, sustain or become subject to, as a result of, in connection with or by virtue of (i) any misrepresentation or the breach of any representation or warranty of the Company contained in this Agreement or any exhibit or schedule hereto or any certificate delivered at the Closing by the Company to Parent in connection with the Merger and the transactions contemplated hereby (which breach shall be determined for purposes of this Article 5 without regard to any qualification by terms such as “material” or “material adverse effect” contained in such representation or warranty); (ii) (A) any Tax of the Company for any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, for the portion through the end of the Closing Date (each such period, a “Pre-Closing Tax Period”), (B) any Tax of any member of an Affiliated Group of which the Company (or any of its respective predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any similar state, local, or foreign law or regulation, and (C)

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any Tax of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; (iii) any indebtedness of the Company existing before the Closing which is not fully discharged at Closing; (iv) any material breach of any covenant or agreement of the Company contained in this Agreement or any exhibit or schedule hereto or any certificate delivered at the Closing by or on behalf of the Company to Parent in connection with the Merger and the transactions contemplated hereby; (v) any appraisal or similar actions with respect to the Common Stock; and (vi) the retirement, extinguishment, purchase or other cancellation of any Company Derivative Securities or any claims related thereto by holders of Company Derivative Securities. For purposes of clause (ii) above, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) The indemnification obligations of the Preferred Holder pursuant to this Article 5 shall be limited as follows:

(i) The Preferred Holder shall not have any Liability to the Parent Parties under Section 5.2(a)(i) unless the aggregate amount of all Losses incurred by the Parent Parties under such Sections for which the Preferred Holder would, but for this Section 5.2(b)(i), be liable exceeds on a cumulative basis $25,000 (the “Basket”), and then only to the extent of the amount of Losses in excess of the Basket; provided, however, that the Basket shall not apply to a breach of any Fundamental Representation.

(ii) The Preferred Holder shall not have any Liability to the Parent Parties under Section 5.2(a)(i) to the extent the aggregate amount of all Losses indemnified by the Preferred Holder under those Sections exceeds the sum of the Merger Consideration (A) paid to the Preferred Holder and the payees of Company Transaction Expenses pursuant to Sections 1.6(a)(i)-(v) and (B) otherwise payable to the Preferred Holder as Earnout Payments pursuant to achievement of the terms contained in Section 1.6(a) of this Agreement but for Parent’s utilization of the Set Off Right (the “Cap”).

(iii) The Preferred Holder shall not have any Liability to the Parent Parties under Section 5.2(a) unless a Parent Party gives written notice demanding indemnification with respect thereto to the Preferred Holder on or before the Applicable Limitation Date (if any), it being agreed that if such demand for indemnification is timely made, the relevant representations, warranties, covenants and agreements shall survive with respect to the claims for indemnification set forth in such notice until such matter is resolved.

(iv) No Liability under this Article 5 shall attach to the Preferred Holder under this Agreement in respect of any claim:

(A) to the extent that such claim relates to any Loss for which any of any Indemnified Person collects a recovery from any third party, but only to the extent of collections actually received (net of any costs of collection); provided, however, that Parent shall have no obligation to seek recovery from any third party; or

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(B) to the extent that such claim is in respect of a Liability (including any Tax Liability) that was paid or satisfied at or prior to the Closing.

(v) If a Parent Party has a claim for indemnification under Section 5.2(a)(i) and Section 5.2(a)(ii) for a similar Tax Loss such Parent Party may only recover once for such Loss.

(c) Payments by the Preferred Holder pursuant to Section 5.2(a) shall be further limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Parent Parties from any third party with respect thereto (net of deductibles and costs of collection and enforcement); provided, however, that Parent shall have no obligation to seek to recover any insurance, indemnity, contribution or other similar payment from any third party. If any Parent Party actually receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Preferred Holder, then the Parent Party shall promptly reimburse the Preferred Holder for any payment actually made or expense incurred by the Preferred Holder in connection with providing such indemnification payment up to the actual amount received by the applicable Parent Party, net of any unindemnified expenses incurred by such Parent Party in collecting such amount. If the Preferred Holder recovers any amounts under insurance policies or from indemnitors or contributors pursuant to the assignment of the rights of a Parent Party hereunder, then the Preferred Holder shall first use such amounts to pay any expenses incurred by the Preferred Holder in connection with pursuing such amounts and to reimburse itself for any indemnification payment actually made by the Preferred Holder to Parent Parties and shall provide any amounts remaining to Parent.

(d) Parent shall give the Preferred Holder written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which any Parent Party may request indemnification hereunder or as to which the Basket may be applied as soon as is practicable and in any event within thirty (30) days of the time that a Parent Party actually learns of such claim, assertion, event or proceeding, describing in reasonable detail the claim, the amount thereof (if known) and the basis thereof; provided, however, that the failure to so notify the Preferred Holder shall not affect the rights of the Parent Parties to indemnification hereunder except to the extent that the Preferred Holder is actually prejudiced by such failure. The Preferred Holder may participate in and control the defense of any third party claim at its own expense, so long as the Preferred Holder gives written notice to the Parent Parties accepting full responsibility for indemnification with respect to such claim or proceeding within fifteen (15) days of the receipt of notice from Parent. If the Preferred Holder elects to assume the defense of any such claim or proceeding, the Preferred Holder shall consult with Parent for the purpose of allowing Parent to participate in such defense, but in such case the expenses of Parent shall be paid by Parent, unless (i) the employment thereof has been specifically authorized by the Preferred Holder in writing or (ii) the Preferred Holder has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Preferred Holder, on the one hand, and Parent, on the other hand. Parent shall provide and shall cause the Company to provide, as applicable, the Preferred Holder and its counsel with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and upon advance written notice and shall otherwise cooperate with the Preferred Holder in the defense or settlement thereof, and the Preferred Holder shall reimburse Parent for all its reasonable out-of-pocket expenses in connection therewith. Parent shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Preferred Holder consents in writing in advance to such payment. The Preferred Holder shall obtain the prior written consent of Parent before entering into any settlement of any third party claim, if the settlement does not expressly release the applicable Parent Parties from all Liabilities and obligations with respect to such third party claim or the settlement imposes injunctive or other equitable relief against such Parent Parties. If the Preferred Holder does not elect or fails to defend or if, after commencing or

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undertaking any such defense, the Preferred Holder fails to prosecute or withdraws from such defense, Parent shall have the right to undertake the defense or settlement thereof, at the Preferred Holder’s expense. In such case, Parent shall keep the Preferred Holder reasonably apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the Preferred Holder with all documents and information that the Preferred Holder may reasonably request and Parent shall consult with the Preferred Holder prior to acting on major matters, including settlement discussions. In the event of any conflict between the provisions of this Section 5.2(d) and the provisions of Section 4.4(b) with respect to any Tax Claim, the provisions of Section 4.4(b) shall be controlling.

(e) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Parent, after the consummation of the Merger and the transactions contemplated hereby, to rescind this Agreement or any of the Merger and the transactions contemplated hereby.

(f) Any Liability for indemnification under Section 5.2(a) shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

(g) Any claim by a Parent Party seeking indemnification from the Preferred Holder pursuant to this Section 5.2 shall be made by Parent on behalf of such Parent Party and no Parent Party (other than Parent) shall be entitled to enforce any rights or claims pursuant to this Section 5.2.

5.3 Indemnification by Parent.

(a) Subject to the other terms and conditions of this Agreement, Parent shall indemnify the Preferred Holder Parties against and hold them harmless from all Losses which any the Preferred Holder Party may suffer, sustain or become subject to, as a result of, in connection with or by virtue of (i) any misrepresentation or the breach of any representation or warranty of Parent contained in this Agreement or any exhibit or schedule hereto or any certificate delivered at the Closing by or on behalf of Parent to the Preferred Holder in connection with the Merger and the transactions contemplated hereby (which breach shall be determined for purposes of this Article 5 without regard to any qualification by terms such as “material” or “material adverse effect” contained in such representation or warranty), and (ii) any breach of any covenant or agreement of Parent contained in this Agreement or any exhibit or schedule hereto or any certificate delivered at the Closing by or on behalf of it to the Preferred Holder in connection with the Merger and the transactions contemplated hereby.

(b) Parent shall not have any Liability to the Preferred Holder Parties under Section 5.3(a)(i) unless the aggregate amount of all such Losses incurred by the Preferred Holder Parties for which Parent would, but for this Section 5.3(b), be liable exceeds, on a cumulative basis, the Basket, and then only to the extent of the amount of Losses in excess of the Basket; provided, however, that the Basket shall not apply to a breach of any Fundamental Representation. Parent shall not have any Liability to the Preferred Holder Parties under Section 5.3(a)(i) to the extent the aggregate amount of indemnifiable Losses under that Section exceeds the Cap.

(c) Parent shall not have any Liability to the Preferred Holder Parties under Section 5.3(a) unless the Preferred Holder gives written notice demanding indemnification with respect thereto to Parent on or prior to the Applicable Limitation Date (if any), it being agreed that if such demand for indemnification is timely made, the relevant representations and warranties, covenants and agreements shall survive with respect to the claims for indemnification set forth in such notice until such matter is resolved.

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(d) The Preferred Holder shall give Parent written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which any Preferred Holder Party may request indemnification hereunder or as to which the Basket may be applied as soon as is practicable and in any event within thirty (30) days of the time that the Preferred Holder actually learns of such claim, assertion, event or proceeding, describing in reasonable detail the claim, the amount thereof (if known) and the basis thereof; provided, however, that the failure to so notify Parent shall not affect the rights of the Preferred Holder Parties to indemnification hereunder except to the extent that Parent is actually prejudiced by such failure. Parent shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding brought by a third party at Parent’s own expense, so long as Parent gives written notice to the Preferred Holder Parties accepting full responsibility for indemnification with respect to such claim or proceeding within fifteen (15) days of the receipt of notice from the Preferred Holder. If Parent elects to assume the defense of any such claim or proceeding, Parent shall consult with the Preferred Holder for the purpose of allowing the Preferred Holder to participate in such defense, but in such case the expenses of the Preferred Holder shall be paid by the Preferred Holder, unless (i) the employment thereof has been specifically authorized by Parent in writing or (ii) Parent has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Preferred Holder, on the one hand, and Parent, on the other hand. The Preferred Holder shall reasonably cooperate with Parent in the defense or settlement thereof, and Parent shall reimburse the Preferred Holder for all the reasonable out-of-pocket expenses of the Preferred Holder in connection therewith. The Preferred Holder shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Parent consents in writing in advance to such payment. Parent shall obtain the prior written consent of the Preferred Holder before entering into any settlement of any third party claim if the settlement does not expressly release the applicable Preferred Holder Parties from all Liabilities and obligations with respect to such third party claim or the settlement imposes injunctive or other equitable relief against the Preferred Holder Parties. If Parent does not elect or fails to defend or if, after commencing or undertaking any such defense, Parent fails to prosecute or withdraws from such defense, the Preferred Holder shall have the right to undertake the defense or settlement thereof, at Parent’s expense. In such case, the Preferred Holder shall keep Parent reasonably apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish Parent with all documents and information that Parent may reasonably request and the Preferred Holder shall consult with Parent prior to acting on major matters, including settlement discussions. In addition, Parent shall at all times have the right to participate in such defense at its own expense directly or through counsel.

5.4 Payments. Subject to the other provisions of this Article 5, the indemnifying party shall pay the indemnified party in immediately available funds promptly after the indemnified party provides the indemnifying party with written notice of a claim hereunder and the parties finally resolve any disputes relating to such claim. With respect to any claim, assertion, event or proceeding as to which an indemnified party may request indemnification hereunder, the indemnified party shall give the indemnifying party written notice of such claim, which notice shall be accompanied by such back up or supporting documentation as is reasonably available to the indemnified party in connection with such claim, including the amount thereof (if known) and the basis thereof. If requested by the indemnifying party, the indemnified party shall make its employees, directors, officers and representatives reasonably available, during normal business hours and on advance written notice and at the sole cost and expense of the indemnifying party, to the indemnifying party to discuss, and to engage in good faith negotiations of, such claim, assertion for a period not to exceed thirty (30) days, during which thirty (30) day period the indemnified party agrees not to commence any proceeding or otherwise enforce its rights (except for such equitable remedies to which the indemnified party may be otherwise entitled) under this Article 5. A Parent Party’s claims for indemnification pursuant to Section 5.2 may be satisfied, in such Parent Party’s sole discretion, (a) by reducing and setting off against any amounts owed by Parent to the Preferred Holder under Section 1.6 (the “Set Off Right”), (b) by proceeding directly against the Preferred Holder,

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or (c) any combination of the foregoing. Notwithstanding the foregoing, a Parent Party may only pursue payment for indemnification under Section 5.2(a)(vi) pursuant to the Set Off Right.

5.5 Treatment of Indemnity Payments. All payments made by the Preferred Holder or Parent, as the case may be, to or for the benefit of the other parties pursuant to this Article 5 shall be treated as adjustments to the Merger Consideration for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

5.6 Remedies Exclusive. From and after the Closing, other than in the case of fraud, the rights of the parties to indemnification relating to this Agreement or the Merger and the transactions contemplated hereby shall be strictly limited to those contained in this Article 5, and such indemnification rights shall be the exclusive remedies of the parties hereto subsequent to the Closing with respect to any matter in any way relating to this Agreement or arising in connection herewith, except for such equitable remedies to which such other parties may be otherwise entitled, including the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief. Except as provided in this Article 5, to the maximum extent permitted by law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws, at common law or otherwise. Except as provided in this Article 5, no claim, action or remedy shall be brought or maintained by any party hereto against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or contained in this Agreement, except to the extent that the same shall have been the result of fraud by such party, in which case the other parties hereto shall have, in addition to the remedies set forth in this Article 5, such equitable remedies to which such other parties may be otherwise entitled, including the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief.

6. General Provisions

6.1 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if properly addressed (i) if delivered personally, on the day of delivery; (ii) if delivered by facsimile (with acknowledgment of a complete transmission), on the day of delivery if sent during normal business hours, or on the day after delivery if sent after normal business hours, or (iii) if delivered by registered or certified mail (return receipt requested) or by first class mail, five (5) business days after mailing. Notices shall be deemed to be properly addressed to any Party hereto if addressed to the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Preferred Holder, to:

Arrowhead Research Corporation

201 South Lake Avenue, Suite 703

Pasadena, CA 91101

Facsimile: (626) 304-3401

Attn: John C. Miller

If to Parent or to the Company following the Effective Time, to:

AmberWave Systems Corporation

13 Garabedian Dr.

Salem, NH 03079

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Fax: (603) 870-8607

Attn: Richard Faubert and Bryan Lord

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

Telecopy: (617) 523-1231

Attn: Kenneth J. Gordon, Esq.

6.2 Fees and Expenses. Except as provided otherwise herein, each of Parent, on the one hand, and the Stockholders (on behalf of the Company and the Stockholders), on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the Merger and the transactions contemplated by this Agreement.

6.3 Certain Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Boston, Massachusetts

(c) “Cash Gross Margin Contribution” means the gross margin contribution, excluding depreciation or amortization.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Company’s knowledge”, “knowledge of the Company” or words of similar import means the actual knowledge of Sean Olson, John Miller, Bruce Stewart, Chris Anzalone, Jane Davidson and Paul McDonnell.

(f) “Company Sale Event” means in one or a series of related transactions, (i) the sale, exclusive license (where such term of exclusivity is for a term of thirty-two (32) months or more) or other disposition of all or substantially all of the assets of the Surviving Corporation, (ii) the sale or other disposition of all of the issued and outstanding stock of the Surviving Corporation, (iii) the merger or consolidation of the Surviving Corporation with or into another entity in which all of the issued and outstanding stock of the Surviving Corporation is converted into or exchanged for cash, securities of another entity, or other property; provided, that, in each case, the Company’s Intellectual Property Assets, as in existence on the date hereof, constitute all or substantially all of the assets sold or licensed exclusively, as the case may be, by Parent in such Company Sale Event. For the avoidance of doubt, none of the following shall be a Company Sale Event:

(A) the sale or other disposition of all or substantially all of the assets of the Parent, so long as the buyer in such sale agrees to assume the rights and obligations of the Parent under this Agreement;

(B) the sale or other disposition of all of the issued and outstanding stock of the Parent;

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(C) the merger or consolidation of the Parent with or into another entity in which all of the issued and outstanding stock of the Parent is converted into or exchanged for cash, securities of another entity, or other property; or

(D) any merger of the Surviving Corporation with and into the Parent or any subsidiary of Parent, or the reincorporation of the Surviving Corporation to be domiciled in another jurisdiction.

(g) “Company Transaction Expenses” means all fees, costs and expenses, including fees, costs and disbursements payable to legal counsel or other representatives or consultants, of the Company (but only to the extent incurred on or prior to the Closing Date) and the Stockholders in connection with the negotiation and consummation of the Merger and the transactions contemplated by this Agreement and any other Transaction Document; provided, however, that any such items that have been paid before the Closing shall not constitute Company Transaction Expenses.

(h) “Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which a Person is a party or by which any of its assets are bound.

(i) “Fundamental Representations” mean, with respect to the Company, the representations and warranties set forth in Section 2.1 (Existence; Good Standing; Authority), Section 2.2 (Capitalization), Section 2.3 (Subsidiaries), Sections 2.5(c) and 2.5(d) (Financial Statements), Section 2.16 (Brokers), and, with respect to Parent and Merger Sub, the representations and warranties set forth in Section 3.1 (Existence; Good Standing; Authority) or Section 3.5 (Brokers).

(j) “GAAP” means U.S. generally accepted accounting principles, consistently applied.

(k) “Intellectual Property Assets” means: (A) patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, localizations, adaptations and combinations of the above, whether or not registered or sought to be registered (collectively, “Copyrights”); (D) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, testing procedures and testing results (collectively, “Trade Secrets”); (E) other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, immunities, covenants not to sue and claims of infringement against third parties.

(l) “Laminate Substrate” means a laminate substrate produced using the Company’s Patents.

(m) “Layer Transfer Services” means layer transfer services covered by the Company’s Patents or using the Company’s Intellectual Property Assets.

(n) “Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other liability of any kind or nature whatsoever, whether

Agreement and Plan of Merger – Page 29

asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

(o) “Loss(es)” of a Person means any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) actually suffered or incurred by such Person; provided, however, that Losses shall be determined for purposes of Article 5 without regard for any qualification by terms such as “material” or “Material Adverse Effect” contained in any representation or warranty.

(p) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

(q) “Parent Parties” means Parent, the Surviving Corporation and each of their respective officers, directors, managers, members, employees, agents and permitted successors and permitted assigns.

(r) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(s) “Preferred Holder Parties” means the Preferred Holder and its respective officers, directors, managers, members, employees, agents and permitted successors and assigns.

(t) “Pro Rata Basis,” with respect to each Stockholder, means the quotient obtained by dividing (x) the number of shares of Series B Preferred Stock or Common Stock held by such Stockholder, as applicable, by (y) the aggregate number of shares of Series B Preferred Stock and Common Stock held by all Stockholders as of immediately prior to the Effective Time.

(u) A “Successful Laminate Substrate Production” occurs when, for a minimum of three bulk GaN 2” donor wafers, Parent is able to demonstrate at least five (5) consecutive transfers from each to 2” poly AlN wafers, followed by GaN epi, where in the aggregate at least ninety-five percent (95%) of the film area after epi is of quality comparable to the donor wafers’ quality.

(v) “Trade Payable Deficit” means the excess of (i) the Company’s trade payables as of the Closing Date, over (ii) the sum of (x) the Company’s trade receivables as of the Closing Date, plus (y) the Company’s pre-paid expenses as of the Closing Date.

(w) “Transaction Documents” means this Agreement, the Olson Consulting Agreement, the Pinnington Offer Letter and any other agreement contemplated hereby or thereby to which the Company is a party.

6.4 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such

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defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith

6.5 Counterparts; Delivery by Facsimile or Electronic Mail. This Agreement and any Transaction Documents, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or digital imaging and electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Transaction Document, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Transaction Document shall raise the use of a facsimile machine or digital imaging and electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

6.6 Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Parent, the Company and the Preferred Holder, or in the case of a waiver, the party waiving compliance. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

6.7 Entire Agreement; Severability. This Agreement (including the exhibits, schedules, documents and instruments referred to herein) and the other Transaction Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, including the letter agreement between Parent and the Company dated as of February 6, 2008. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

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6.8 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

6.9 Third Party Beneficiaries. Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

6.10 Governing Law. All question concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

6.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of the Company, the Preferred Holder and Parent. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding the foregoing, without the prior written consent of any party hereto, (a) each of the Company and Parent and their permitted assigns may at any time, in their sole discretion, assign, in whole or in part, their rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to any of them or any of their Affiliates, and (b) Parent may assign, in whole or in part, its rights and obligations under this Agreement and the other Transaction Documents to any acquirer of Parent and/or in connection with a Company Sale Event; provided however, that if Parent seeks such assignment in connection with an acquisition or a Company Sale Event, such acquirer agrees to assume the rights and obligations of the Parent under this Agreement and the other Transaction Documents, as the case may be.

6.12 Release. Effective upon the Closing, except with respect to a claim arising out of this Agreement or the other Transaction Documents, the Stockholders on behalf of themselves and their assigns and heirs hereby unconditionally and irrevocably waive, release and forever discharge each of the Company and each of its respective past and present directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers, and Affiliates from any and all Liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and the Stockholders shall not seek to recover any amounts in connection therewith or thereunder from the Company. Without limiting the generality of the foregoing, the Stockholders waive all rights under California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Such released Liabilities shall include, without limitation, any right to recover against the Company for any indemnification claims made against or paid by any Stockholder pursuant to Section 5. The Stockholders understand that this is a full and final release of all claims, demands, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company, except as expressly set forth in this Section 6.12. Each Stockholder represents that such Stockholder is not aware of any claim by such Stockholder other than the claims that are waived, released and forever discharged by this Section 6.12.

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6.13 Confidentiality. The Stockholders shall treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), refrain from using any of the Confidential Information, and deliver promptly to the Company, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in such Person’s possession or under such Person’s control. Notwithstanding the foregoing, Confidential Information shall not include information that is (a) generally available to the public other than as a result of a breach of this Section 6.13 or other act or omission of the Stockholders or (b) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information. If any Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person shall notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 6.13. If, in the absence of a protective order or the receipt of a waiver hereunder, a Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, it may disclose the Confidential Information to the tribunal, provided that such disclosing Person shall use its commercially reasonable efforts to obtain, at the request and expense of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. Parent acknowledges that the Preferred Holder will make such announcements and disclosures regarding the transactions contemplated by this Agreement that it deems reasonably necessary or advisable, including, for the avoidance of doubt but not limited to, those disclosures required by applicable law or any national securities exchange.

6.14 Transitional Assistance. The Stockholders shall not in any manner take any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, service providers, employees, lessors, licensors and other business relations of the Company from maintaining the same business relationships with the Company following the Closing as were maintained by such Persons prior to the Closing.

6.15 Remedies. Notwithstanding Section 6.16 and Section 6.17, it is specifically understood and agreed that any breach of the provisions of this Agreement or any other Transaction Document by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

6.16 Dispute Resolution.

(a) All disputes, claims, or controversies arising out of or relating to this Agreement, the Transaction Documents or any other agreement executed and delivered pursuant to this Agreement or the negotiation, breach, validity or performance hereof and thereof or the Merger and the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. in Chicago, Illinois before a single arbitrator (the “Arbitrator”). The parties understand and agree that this arbitration shall apply equally to claims of fraud or fraud in the inducement.

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(b) The parties covenant and agree that the arbitration shall commence within one hundred and eighty (180) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). In connection with the arbitration proceeding, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witnesses or experts. The Arbitrator’s decision and award shall be made and delivered within one hundred and eighty (180) days of the Filing Date. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided in Article 5 of this Agreement, (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator. Any party unsuccessfully refusing to comply with an order of the Arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 6.16 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

6.17 Consent to Jurisdiction. Except as provided in Sections 6.15 and 6.16(c), each of the parties hereto irrevocably and unconditionally consents to the jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement, the Transaction Documents or any other agreement executed and delivered pursuant to this Agreement or the negotiation, breach, validity or performance hereof and thereof or the Merger and the transactions contemplated hereby and thereby, and further consents to the sole and exclusive jurisdiction of the courts of Chicago, Illinois for the purposes of enforcing the arbitration provisions of Section 6.16 of this Agreement. Each party further irrevocably waives any objection to proceeding before the Arbitrator based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the Arbitrator has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

AONEX TECHNOLOGIES, INC.

By:	/S/ Sean Olson
Name:	Sean Olson
Title:	President

PARENT:

AMBERWAVE SYSTEMS CORPORATION

By:	/S/ Richard Faubert
Name:	Richard Faubert
Title:	President and CEO

MERGER SUB:

AONEX ACQUISITION CORPORATION

By:	/S/ Richard Faubert
Name:	Richard Faubert
Title:	President and CEO

PREFERRED HOLDER:

ARROWHEAD RESEARCH CORPORATION

By:	/S/ Christopher Anzalone
Name:	Christopher Anzalone
Title:	President and CEO

COMMON HOLDERS:

/S/ Harry Atwater
Harry Atwater

/S/ James Zahler
James Zahler

/S/ Anna Fontcuberta
Anna Fontcuberta

/S/ Sean Olson
Sean Olson

/S/ Charles Tsai
Charles Tsai

/S/ Art Ackerman
Art Ackerman

/S/ Corinne Ladous
Corinne Ladous

/S/ Tom Pinnington
Tom Pinnington